PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Acquires a 641,000 Square Foot Medical Office Portfolio
located in Phoenix, Arizona

Scottsdale, Arizona (January 5, 2010) – Healthcare Trust of America, Inc., (“HTA”), a self-managed non-traded, real estate investment trust, announced the completed acquisition of a 17 property, 641,000 SF medical office portfolio located in Sun City and Sun City West, Arizona for approximately $107,000,000.

The medical office portfolio is currently 92% leased and is located in the retirement communities of Sun City and Sun City West in the northwest Phoenix metropolitan area. These properties were developed in connection with the Banner Boswell and Banner Del E. Webb hospitals. These hospitals support over 800 licensed acute care beds. Approximately 95% of the portfolio is located on the hospital campuses and approximately 28% of the portfolio is leased by Banner Health and its affiliates.

“These assets provide stability and growth potential. This transaction represents another key step in our acquisition of large, high-quality medical office portfolios associated with high-quality healthcare providers. We were able to secure this unique opportunity because of our strong balance sheet, and the willingness of the parties to structure a transaction which made sense based on the marketplace today” said Scott D. Peters, Chief Executive Officer and President of HTA “We look forward to working with these hospitals and the excellent healthcare providers in this market.”

During the fourth quarter of 2009, HTA has acquired approximately $253 million in assets. These assets include a total of 25 individual properties and one real estate-related asset, representing approximately 1.2 million square feet.

Since January 2009, HTA has acquired approximately $494 million in assets. These assets include a total of 50 individual properties and one real estate-related asset, representing approximately 2.3 million square feet.

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. HTA has made 53 geographically diverse acquisitions valued at approximately $1.46 billion based on purchase price, which includes 180 buildings and two real estate-related assets. HTA’s portfolio totals approximately 7.4 million square feet and includes 177 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states, including: Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the Banner Health portfolio adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of each individual property and the overall portfolio; the strength and financial condition of the tenants; uncertainties relating to the local economy of the Phoenix, Arizona area; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in the HTA’s periodic reports, as filed with the Securities and Exchange Commission.